FOR IMMEDIATE RELEASE

HUTTIG BUILDING PRODUCTS APPOINTS JON VRABELY
VICE PRESIDENT -- CHIEF OPERATING OFFICER

ST. LOUIS, MO, November 8, 2005 -- Huttig Building Products, Inc. (NYSE: HBP) today announced that it has promoted Jon P. Vrabely to Vice President -- Chief Operating Officer, a new position.

Mr. Vrabely, 40, most recently Vice President of Operations, will continue to be responsible for all branch sales and operations, in addition to assuming responsibility for corporate national accounts, marketing and product management. He will report directly to Michael A. Lupo, President and CEO.

"Since joining Huttig in 1999, Jon has demonstrated his ability to enhance customer relationships and build a strong team working with all levels of our organization," said Mr. Lupo. "His operational and corporate management experience provide him with the necessary background and tools to excel as our first COO."

Prior to joining Huttig, Mr. Vrabely held several management positions with WESCO International, Inc., a distributor of electrical supplies and apparatus. He holds a BS degree in marketing from San Diego State University and a MBA in business management from the University of Redlands.

Huttig also reported that Carl Liliequist, Executive Vice President, will resign effective December 31, 2005 to join a pro-dealer company in Hawaii as its CEO. "We thank Carl for his 28 years of dedication and contributions to the success of Huttig, and we wish him well," said Mr. Lupo.

About Huttig

Huttig Building Products, Inc., currently in its 120th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 46 distribution centers serving 47 states. The Company's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward Looking Statements

This press release contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such factors are detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

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Contact: Nancy Ahillen, Manager - Investor Relations, 314-216-2600, or Steven Anreder or Gary Fishman, Anreder & Company, 212-532-3232.